CTB
                             International Corp.
              P.O. Box 2000 -- Milford, Indiana 46542-200 U.S.A.
                    Phone 574 658 4191 -- Fax 574 658 3472
             E-MAIL: ctbc@ctbinc.com -- Internet: www.ctbinc.com
                                 NASDAQ:CTBC


FOR IMMEDIATE RELEASE                                     RELEASE #021030SM

Contact: Don Steinhilber, Vice President and Chief Financial Officer,
         (574) 658-4191


                CTB International Corp. Clears Final Approvals;
                        Closing with Berkshire Hathaway
                         Anticipated October 31, 2002


MILFORD, Ind., October 30, 2002 - CTB International Corp. (NASDAQ: CTBC) today announced that, at a special meeting of shareholders held earlier today, a majority of the holders of its common stock voted to approve the agreement and plan of merger dated as of August 16, 2002, among CTB International Corp., Berkshire Hathaway Inc. and C Acquisition Corp., a wholly owned subsidiary of Berkshire Hathaway Inc., thus approving the merger of C Acquisition Corp. with and into CTB International Corp. The closing of the merger is anticipated to be held on October 31, 2002.

Under the terms of the merger agreement, upon the merger becoming effective, each outstanding share of common stock, par value $0.01 per share, of CTB International Corp. will be converted into the right to receive $12.75 in cash, without interest.

Subject to closing, CTB's shares of common stock will be delisted from The Nasdaq Stock Market{R} at the close of the market on October 31, 2002, and will cease to be traded at that time.

CTB International Corp. is a leading designer, manufacturer and marketer of equipment and systems for the poultry, hog, egg production and grain industries. It has approximately 1,300 employees and has facilities throughout the United States, Europe and Latin America and a worldwide distribution network. (For more information, see www.ctbinc.com.)

Berkshire Hathaway Inc. is a holding company owning subsidiaries engaged in a number of diverse business activities. The most important of these is the property and casualty insurance business conducted on both a direct and reinsurance basis through a number of subsidiaries. (See www.berkshirehathaway.com.)

Disclosure Regarding Forward-Looking Statements

In addition to historical information, this document contains certain statements representing the Company's expectations or beliefs concerning future events. These statements are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, which provides a safe harbor for such statements. The use of words such as "anticipates," "believes," "estimates," "expects," "intends," "plans," "projects," "could," "may," "will" or similar expressions are intended to identify these statements. The forward-looking statements contained in this document include, without limitation, statements related to closure of the merger agreement and delisting of CTB's stock. They also involve certain risks and uncertainties regarding CTB International Corp.'s business and operations and the agriculture industry. The Company's actual results could differ materially from those expressed or implied by such forward-looking statements. The Company cautions that these statements are further qualified by other important factors, including, but not limited to those set forth in the Company's Form 10-K filing and its other filings with the Securities and Exchange Commission. The Company undertakes no obligation to release publicly any revisions to forward-looking statements in this document to reflect new circumstances or unanticipated events as they occur.

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